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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts and to the incorporation by reference therein of our report dated January 29, 2003, with respect to the consolidated financial statements and schedules of Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts included in its Joint Annual Report on Form 10-K for the year ended December 31, 2002, as amended by its Joint Annual Report on Form 10-K/A for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                      ERNST & YOUNG LLP

New York, New York
July 7, 2003